EXHIBIT 10.1

PROMISSORY NOTE

$460,000.00	Minneapolis, Minnesota
September 15, 2006

1. Promise to Pay. For value received, Hays Companies (“Hays”) promises to pay to Buca, Inc. (“Buca”) or its successors the principal sum of Four Hundred Sixty Thousand and No/100ths Dollars ($460,000.00).

2. Payment. Payment of the amount owed under this Note will be made to Buca on or before March 15, 2008. Payment will be made to Buca at such place as Buca may designate in writing.

3. Prepayment. This Note may be prepaid in whole or in part at any time without penalty.

4. Event of Default; Acceleration. Hays shall be in default under this Note if it fails to make payment to Buca as required herein or if Hays becomes insolvent, a receiver is appointed to take possession of all or a substantial part of any of Hays’ properties, or if Hays makes an assignment for the benefit of creditors or files a voluntary petition in bankruptcy, or is the subject of an involuntary petition in bankruptcy. Upon an Event of Default, and in addition to all other legal and equitable remedies at law or hereunder, Buca may declare the entire amount outstanding under this Note immediately due and payable.

5. Costs of Collection. Hays waives demand, presentment, notice of nonpayment, dishonor, protest, and notice of protest, and will continue to remain liable to pay the unpaid principal balance owed under this Note, even if this Note is extended, renewed, or modified by written agreement of the parties. In the event litigation is commenced by a party hereto to enforce or interpret any provision of this Promissory Note, or to collect any amount due hereunder, the prevailing party in such litigation shall be entitled to receive, in addition to all other sums and relief, its reasonable costs and attorney fees, incurred both at and in preparation for trial and any appeal or review, such amount to be set by the court(s) before which the matter is heard.

6. Miscellaneous. This Note may not be modified, amended, or terminated unless in writing signed by Hays and Buca. This Note is binding upon and inures to the benefit of the parties and their heirs, executors, administrators, successors, and assigns. Notwithstanding, Hays may not assign its obligations under this Note. No delay or omission on the part of Buca in exercising any right hereunder will impair such right or be construed as a waiver thereof or acquiescence in default, nor shall any single or partial exercise of any right preclude full exercise of any right.

7. Notice. Any notice relating to this Note shall be personally delivered or sent by first class U.S. mail, return receipt requested, to Hays at its principal place of business and to Buca at its principal place of business. Notice shall be deemed given when personally delivered or three business days after deposit in first class U.S. mail.

8. This Note shall be governed by, and interpreted and construed in accordance with the laws of the State of Minnesota.

MAKER: Hays Companies		HOLDER: Buca, Inc.

By:	/s/ Steve Lerum	/s/ Kaye R. O’Leary
Its:	Chief Financial Officer	Chief Financial Officer